Exhibit 10.1















                     NATURAL GAS ASSET MANAGEMENT AGREEMENT

                                     BETWEEN

                               ROANOKE GAS COMPANY

                                       AND

                         SEQUENT ENERGY MANAGEMENT, L.P.




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                     NATURAL GAS ASSET MANAGEMENT AGREEMENT
                                    PREAMBLE


This Natural Gas Asset Management Agreement (the "AGREEMENT") is made and entered into effective as of November 1, 2004, (the "EFFECTIVE DATE") by and between Roanoke Gas Company ("COUNTERPARTY"), a Virginia corporation, and Sequent Energy Management, L.P. ("MANAGER"), a Georgia limited partnership. Counterparty and Manager are sometimes hereinafter referred to collectively as the "Parties" and singularly as a "Party".

WHEREAS, Counterparty has certain Firm natural gas transportation and storage rights and gas supply inventories and utilizes such transportation, storage rights and gas supply inventories (hereafter referred to collectively as the "Asset Portfolio") to provide a secure and reliable source of natural gas supply available for delivery to Counterparty;

WHEREAS, Counterparty desires to optimize the use of such Asset Portfolio;

WHEREAS, Counterparty has chosen Manager to assist Counterparty in optimizing the use of such Asset Portfolio, and

WHEREAS, in order to accomplish the results described above, Manager is prepared to provide to Counterparty services substantially the same as those embedded in such Asset Portfolio; and

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, Counterparty and Manager agree as follows:

                                    ARTICLE
                                 I DEFINITIONS

                               1.01 Defined Terms

The terms set forth below shall have the meaning ascribed to them below. Other terms are also defined elsewhere in this Agreement, and shall have the meanings ascribed to them therein.

"Agreement" shall mean this document and all attachments and exhibits hereto, as each of the same may be amended from time to time.

"Asset Manager" or "Manager" shall mean Sequent Energy Management, L.P.

"Bankruptcy Default" shall mean, with respect to either Party, such Party (or its Guarantor, if applicable) (i) makes an assignment or any general arrangement for the benefit of creditors; (ii) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a bankruptcy proceeding against it; (iii) otherwise becomes bankrupt or insolvent (however


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evidenced); (iv) becomes unable to pay its debts as they fall due; or (v)
defaults in the payment or performance of any obligation to the other Party under this Agreement (which remains uncured for a period of two (2) consecutive Business Days).

"Baseload Gas" shall mean a Firm, fixed volume of Gas which Counterparty commits to purchase each Day of a given Month, and which Manager commits to deliver and sell at a price calculated according to the methodology set forth in Article IV and as shown in Exhibit G.

"British Thermal Unit (Btu)" shall mean the amount of heat required to raise the temperature of one (1) pound of pure water one (1) degree Fahrenheit at sixty
(60) degrees Fahrenheit measured on a dry basis at fourteen and seventy-three hundredths (14.73) pounds per square inch absolute (psia). For reporting purposes, Btu conversion factors of not less than three (3) decimal places shall be used.

"Business Day" shall mean a calendar day on which both Parties are open for business.

"Capacity Release" shall mean those contract rights released to Manager, as specifically set forth in Section 2.01 of this Agreement.

"Central Prevailing Time" or "CPT" shall mean Central Standard Time adjusted for Daylight Savings Time.

"Counterparty City Gate" or "City Gate" shall mean any interconnection between the facilities of a Transporter and the facilities of Counterparty.

"Counterparty Storage Account" shall mean the account created by Manager to record, on a Storage Service basis, the initial Gas inventory assigned by agency agreement to Manager by Counterparty and all subsequent injections and withdrawals.

"Cubic Foot" and "Standard Cubic Foot" shall mean that quantity of natural gas that occupies one (1) cubic foot of volume at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch (psi).

"Day" or "Gas Day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at nine o'clock (9:00) a.m. Central Prevailing Time, or such other time as may be specified in the applicable Transporter's Tariff.

"Delivery Point(s)" shall mean any point or points on a Transporter's pipeline system at which Counterparty has the right to receive or deliver Gas, such point or points to be designated by Counterparty from time to time pursuant to the nomination process.

"Effective Date" shall mean the Day on which this Agreement becomes effective, as set forth in the Preamble of this Agreement.

"Federal Funds Rate" shall mean, for any Day, an interest rate per annum equal to either (a) the


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rate published as the Overnight Federal Funds Effective Rate that appears on the Telerate Page 118 for such day (or, if such day is not a Business Day, for the preceding Business Day) or (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate as published by the Federal Reserve Bank in H.15 (519).

"FERC" shall mean the Federal Energy Regulatory Commission or any successor regulatory agency or body which has authority to regulate the rates and/or the services of the Parties.

"Firm" means that either Party may only interrupt its performance to the extent caused by an applicable Force Majeure event.

"Force Majeure", as employed within this Agreement, shall mean acts of God, including epidemics, landslides, lightning, earthquakes, hurricanes, storms, fires, floods, washouts and other similar unusual and severe natural calamities; acts of the public enemy, wars, blockades, insurrections, riots, civil disturbances, arrests and any laws, orders, rules, regulations, acts, restraints of any government or governmental body or authority, civil or military, which have the effect of prohibiting or substantially impairing performance of a Party's obligations hereunder; strikes, lockouts, or other labor disturbances; explosions, breakage or accidents to wells, machinery or lines of pipe; the necessity for making non-routine repairs or alterations to machinery or lines of pipe, freezing of lines of pipe; inability to obtain materials, supplies, permits, or labor to perform or comply with any obligation or condition of this Agreement, or the unavailability, interruption or curtailment of services provided by a Service Provider under any of the contract rights released to Manager pursuant to this Agreement. Force Majeure shall not include the unavailability of capacity under any released contract to the extent the unavailability is the result of Manager-utilizing the capacity to deliver Gas to a third party, the inability to inject or to withdraw Gas to the extent such inability is the result of the actual storage inventory under such Storage Agreements being inadequate for such purposes as a result of acts or omissions by Manager, or any other cause, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Force Majeure shall also not include: (1) failure or loss of Counterparty's market(s),
(2) the inability of Manager to perform its obligations at a profit, (3) any unanticipated increases in Manager's cost of Gas, or (4) the loss of any particular source of supply, unless caused by an event of Force Majeure affecting a geographic region.

"Gas" or "Natural Gas" shall mean any mixture of hydrocarbons or of hydrocarbons and non- combustible gases, in a gaseous state, consisting essentially of methane, which is of pipeline quality.

"Heating Value" shall mean the gross heating value on a dry basis which is the number of Btu produced by the complete combustion at constant pressure of the amount of dry gas which would occupy a volume of one (1) cubic foot at an absolute pressure of fourteen and seventy-three hundredths (14.73) psi and sixty
(60) degrees Fahrenheit with combustion air at the same temperature and pressure as the gas, the products of combustion being cooled to the initial temperature of the gas and air, and the water formed by combustion condensed to the liquid state.



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"Initial Storage Refill" shall mean and have the definition as provided in
Section 4.02.

"Interest Charges" shall mean long and short term interest expense.

"Intra-Day Gas" shall mean that volume of Gas which Counterparty may request for delivery during any particular Gas delivery Day after 8:30 a.m. CPT on the last Business Day prior to the Day(s) of Gas flow. If the Parties agree to a quantity of Intra-Day Gas, the obligations of the Parties shall be Firm. The price for Intra-Day Gas shall be a negotiated price based on then- current market prices.

"MMBtu" shall mean one million (1,000,000) British Thermal Units.

"Month" shall mean a period beginning at nine o'clock (9:00) a.m. CPT, on the first Day of a calendar month and shall end at the aforesaid time on the first Day of the next succeeding calendar month, or such other period as may be agreed to by the Parties.

"Physical Storage Balance" shall mean the actual DTH balance of the aggregated pipeline storage agreements.

"Service Provider(s)" shall mean either a Storage Provider or a Transporter, or both, individually or collectively, as the context requires.

"Storage Accounts" shall mean the accountings performed by Manager for each of the Storage Facilities in which Gas assigned by agency agreement to Manager by Counterparty is stored, into which Gas is injected or out of which Gas is withdrawn. Such accountings shall reflect the initial Counterparty Storage balance and subsequent injections and withdrawals whether or not such injections or withdrawals actually occur.

"Storage Agreements" shall mean those agreements for Storage Services as listed in Exhibit A.

"Storage Equivalent Injection Volumes" or "SEIVS" shall mean volumes of Baseload Gas which Manager injects into Counterparty's Storage Accounts. SEIVs are reported volumes of Gas owed by Manager to Counterparty as set forth in
Section 4.02 of this Agreement.

"Storage Equivalent Withdrawal Volumes" or "SEWVS" shall mean volumes of Baseload Gas to be delivered to and received by Counterparty on a Firm basis from the reported volumes of Gas held in Counterparty Storage Accounts pursuant to Section 4.02.

"Storage Facilities" shall mean, collectively, the storage facilities covered by the Storage Agreements.

"Storage Provider" means any provider of storage services, including, but not limited to, a provider of storage services under the Storage Agreements.

"Storage Reserve" shall be the logical (contractual) position in the Counterparty Storage Account on April 1 of each year.


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"Storage Services" shall mean, collectively, the pipeline storage services provided according to Tariff, covered by the assigned Storage Agreements listed in Exhibit A.

"Summer Refill Quantity" shall be defined as a set portion of the total storage quantity.

"Swing Gas" shall mean a volume of Gas which Counterparty may nominate for delivery no later than 8:30 a.m. CPT on the last Business Day prior to the day(s) of Gas flow. Upon a proper nomination, the Parties' obligations to deliver and receive Swing Gas shall be Firm and Manager shall commit to deliver and sell Swing Gas at a price using the methodology set forth in Article IV and as shown in Exhibit G.

"Tariff" shall mean the applicable FERC approved tariff of any Service Provider or the applicable Public Service Commission approved tariff of Counterparty.

"Term" shall have the meaning set forth in Section 9.01.

"Transporter" shall mean any pipeline transporter of Natural Gas.

"Utilization Fee" means the payment from Manager to Counterparty pursuant to Section 7.03.

"Unit of Measurement" means one million (1,000,000) British Thermal Units (MMBtus) on a dry basis.

"Weighted Average Storage Variable Costs" shall mean those costs identified on Exhibit E as variable cost components of the calculation of the cost of Baseload Gas and Swing Gas.

"Weighted Average Transportation Variable Costs" shall mean the weighted average of all applicable variable pipeline transportation charges and surcharges, including fuel, for each transportation contract released to Manager, assuming full utilization of those assets. An example is set forth on Exhibit D.

"Year" shall mean a period of three hundred sixty-five (365) consecutive calendar days provided, however, that any such year that contains a date of February 29th shall consist of three hundred sixty-six (366) consecutive calendar days.

                                   ARTICLE II
                         RELEASE OF CONTRACTUAL CAPACITY

                              2.01 Capacity Release

Counterparty shall release to Manager the portion of Counterparty's right, title and interest in and to those contracts and agreements for Firm transportation and storage transportation capacity listed in Exhibit A, and any and all amendments or modifications thereto. Counterparty's LNG


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facility at Daleville, VA shall be used solely by Counterparty and is not an included Asset under this Agreement to be managed by Manager. The releases are on more than one pipeline and are intended to represent, in so far as operationally feasible, all of Counterparty's transportation and storage transportation assets. Counterparty shall not terminate or materially modify or amend any contract or agreement without prior consultation with Manager. The Parties shall negotiate appropriate and comparable adjustments if the Manager's ability to render service is reduced and, if unable to reach agreement, the appropriate adjustments shall be submitted to arbitration pursuant to Article XVI.

                          2.02 Term of Capacity Release

The Capacity Release shall be accomplished in a manner that shall provide Manager with the appropriate capacity for a term of thirty-six (36) months. The Capacity Release shall be released at the maximum reservation rates and reservation surcharges under the applicable contracts and in accordance with the terms and conditions of the document or documents evidencing the releases. The releases may be revoked pursuant to Article X if there is a material breach or early termination of this Agreement. Upon revocation, Counterparty reassumes all rights and obligations that had been released to Manager.

                   2.03 Responsibility for Payment of Charges

During the term of the Capacity Release, Manager shall pay to each Service Provider, as applicable, all amounts due and payable under the released agreement(s) including, without limitation, reservation charges, reservation surcharges, commodity charges, gathering and offshore charges, fuel adjustments, overrun charges, and any other applicable charges and penalties attributable to the Capacity Release. All amounts so paid by Manager during the term of the Capacity Release shall be paid in accordance with various applicable payment terms and provisions of the contracts released as those terms and provisions have been disclosed to Manager, and applicable Tariffs. With respect to the Capacity Release asset, Manager shall pay directly to Counterparty all pipeline refunds or credits received (1) for periods prior to November 1, 2004, (2) for demand charges and surcharges through the term of this Agreement, and (3) refunds or credits for commodity charges and surcharges which are related to shipments of Gas received by Counterparty during the term of this Agreement.

                                   ARTICLE III
                      STORAGE INVENTORY AGENCY DESIGNATION

                             3.01 Storage Inventory

Counterparty shall designate Manager as agent for its storage capacity and all gas balances in storage of October 31, 2004. The inventory of Gas in each Storage Facility is listed in Exhibit B. Manager shall provide agency service and provide for utilization of storage assets as set forth in paragraph 4.02.




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                                   ARTICLE IV
                         FIRM SALES SERVICES AND PRICING

                             4.01 Firm Sales Service

Manager shall provide Firm Gas sales service to Counterparty at the Counterparty receipt points on the applicable Transporter up to the volume and reliability of transportation capacity released to Manager, as provided in this Agreement. Subject to this supply obligation and the constraints of the relevant Tariffs, Manager shall have the right to manage the released assets in any manner it chooses. Gas sold to Counterparty shall be priced at a single delivered price for Baseload Gas, a single delivered price for Swing Gas and a single delivered price for Intra-Day Gas. The price for Baseload Gas shall be determined monthly; the price for Swing Gas shall be determined daily, and the price for Intra-Day Gas shall be determined at the applicable day and hour of an Intra-Day request. The price for Baseload Gas and Swing Gas shall be determined by adding (1) the Weighted Average Transportation Variable Costs on Exhibit D to
(2) a gas commodity charge for each level of service. For Baseload Gas, the gas commodity charge shall be the weighted average, as allocated on Exhibit C, of the following indices for the applicable supply area: (a) the Inside F.E.R.C. Gas Market Report first of the month index price, and (b) the price listed in NATURAL GAS INTELLIGENCE "Weekly Gas Price Index" under heading "Spot Gas Prices
- - Midweek Chicago Citygate, Bidweek Average." For Swing Gas, the gas commodity charge shall be the Gas Daily daily mid-point price for each applicable supply area for the Day of Gas delivery. Exhibit C details the indices to be used in calculating Baseload and Swing Gas prices. An example of Baseload Gas and Swing Gas price calculations are attached as Exhibit G. Any requirements, intra day shall be priced at market determined at the applicable day and hour of an Intra-Day request. If there is no single price published for one of the locations specified in Exhibit C on a particular Day, then the Manager and Counterparty shall promptly negotiate a price that most fairly represents then current market conditions.

With respect to Gas delivered off of Columbia Gas Pipeline, to the extent Counterparty fails to take nominated Gas or takes Gas in excess of its nominated volume and such amounts are within the greater of (i) 7,000 MMBtu of the nominated amount for the applicable Day of delivery or (ii) the applicable Transporter storage ratchets (the "Balancing Tolerance"), the following shall apply:

Manager shall allow a daily variance of 7,000 dekatherms (DTH) +/- from scheduled volumes off Columbia Gas Pipeline, unless the variance is over the maximum daily quantity (MDQ) or over the maximum daily injection quantity
(MDIQ). For quantities within this tolerance, Counterparty shall be subject to the following "cash out" schedule:



   Balancing Situation within                                           Pricing
    DAILY BALANCING tolerance
   UNDERTAKES by Counterparty                                          Lesser of
                                             GAS DAILY MIDPOINT Columbia Gas Appalachian (for the day of)
                                                               MINUS four cents (-$0.04)
                                                                          Or
                                            GAS DAILY MIDPOINT Columbia Gas Appalachian (for the day after)
                                                               MINUS four cents (-$0.04)



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    OVERTAKES by Counterparty                                         Greater of
                                             GAS DAILY MIDPOINT Columbia Gas Appalachian (for the day of)
                                             PLUS four cents (+$0.04) plus variables and fuel to Citygate
                                                                          Or
                                            GAS DAILY MIDPOINT Columbia Gas Appalachian (for the day after)
                                             PLUS four cents (+$0.04) plus variables and fuel to Citygate

For quantities in excess of the agreed to DAILY BALANCING tolerance and still within pipeline contracts and not on days of pipeline restrictions, Counterparty shall be subject to the following "cash out" schedule:



   Balancing Situation outside                                          Pricing
    DAILY BALANCING tolerance

   UNDERTAKES by Counterparty                                          Lesser of
                                           GAS DAILY ABSOLUTE LOW Columbia Gas Appalachian (for the day of)
                                                               MINUS four cents (-$0.04)
                                                                          Or
                                          GAS DAILY ABSOLUTE LOW Columbia Gas Appalachian (for the day after)
                                                               MINUS four cents (-$0.04)
    OVERTAKES by Counterparty                                         Greater of
                                          GAS DAILY ABSOLUTE HIGH Columbia Gas Appalachian (for the day of)
                                             PLUS four cents (+$0.04) plus variables and fuel to Citygate
                                                                          Or
                                             GAS DAILY ABSOLUTE HIGH Columbia Gas Appalachian (for the day
                                                                        after)
                                             PLUS four cents (+$0.04) plus variables and fuel to Citygate

Manager shall provide Counterparty with a report detailing the balancing conducted pursuant to this Section by e-mail or facsimile upon request by the Counterparty. Such report shall be substantially in the form of Exhibit M.

For nominated Gas which Counterparty fails to take and which does not fall within the above Balancing Situations for such Day and Gas delivered off of pipelines other than Columbia Gas Pipeline, Counterparty shall compensate Manager for the positive difference, if any, between the price for such Gas under this Agreement and the market price for such Gas as determined by Manager in its sole discretion. The Parties understand that component rates and pipeline charges shall change from time to time and that Exhibits D and E are representative only. Manager shall have discretion, subject to the applicable Tariffs and Counterparty operational constraints, to determine the source and routing of the Gas delivered on behalf of Counterparty. IN THE EVENT THE PROJECTED DAILY FORECAST PURSUANT TO SECTION 5.05 EXCEEDS THE FIRM CAPACITY AVAILABLE UNDER THE CAPACITY RELEASE, COUNTERPARTY AND MANAGER SHALL WORK TOGETHER TO REVIEW ALTERNATIVES THAT MAY INCLUDE ADDITIONAL FIRM GAS SALES SERVICE TO COUNTERPARTY. In the event that a Transporter determines that Counterparty's volume entitlements at particular points are different than those shown in Exhibit C, Manager and Counterparty shall mutually agree on an alternate pricing mechanism. The Parties may, upon mutual agreement, agree to fix the Gas prices under this Agreement, subject to the terms of the Trigger Price Addendum attached hereto as Exhibit N.


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                       4.02 Utilization of Storage Assets

Manager shall maintain two (2) accounts for each Storage Facility, one the "Counterparty Storage Account" and the other the "Physical Storage Balance." The Counterparty Storage Account shall record, on a Storage Service basis, the initial Gas inventory assigned by agency agreement to Manager and all subsequent injections and withdrawals as set forth in Exhibits I and J. Manager shall manage the withdrawal and injections of Counterparty's storage assets.

Storage injections (SEIVS) and withdrawals (SEWVS) are understood by the Parties to be paper transactions that may differ from the actual physical volumes held in storage at any point in time. Manager has the right, subject to Counterparty's right to receive SEWVs (which volumes may be supplied from other sources) and limitations contained in the Tariffs, to actually inject, withdraw and sell Gas from the Counterparty's Storage Facilities as it sees fit provided, however, that Manager complies with the withdrawal schedule set forth below:

Counterparty shall retain physical ownership of storage and Manager shall be named as agent on Counterparty's storage contracts. Manager shall manage Counterparty's total Storage Inventory as detailed on Exhibit B. If the inventory level shown in Physical Storage Balances falls below the amount necessary to fill Counterparty's Storage Account to the required level by the first of November without incurring penalties pursuant to Tariff rules for over injection, ("STORAGE SHORTFALL"), then Manager shall provide Counterparty with
(1) adequate assurances of sufficient primary Firm pipeline transportation capacity to the Counterparty receipt points on the applicable Transporter equal to the Storage Shortfall, and (2) subject to confidentiality restrictions, reasonable financial assurances, in the form of parent guaranties, firm contracts for the required volumes of Gas, or letters of credit acceptable to Counterparty of its ability to provide Gas supply equal to the Storage Shortfall. Physical Storage Balance shall not fall to levels that would prohibit the Manager from meeting all operational requirements of Counterparty or that would cause Counterparty to be outside the tariff requirements of Service Providers. Not withstanding the above, the difference between Counterparty's Storage Account and the Physical Storage Balance shall not exceed twenty-five percent (25%), except without limit, the Physical Storage Balance may exceed the Counterparty's Storage Account. In the event that the difference between Counterparty's Storage Account and the Physical Storage Balance does exceed twenty-five percent (25%), Manager shall make necessary physical adjustments with thirty (30) days so as to get the Physical Storage Balance back within twenty-five percent (25%). Also, at the sole discretion of Counterparty, the Counterparty shall have the right to allow the Manager to exceed or remain outside the tolerance level, if the Manager satisfactorily demonstrates to Counterparty that such exception does not prohibit the Manager from meeting all operational requirements of Counterparty.

STORAGE WITHDRAWALS

Counterparty Storage Account shall be established and invoiced (on paper) at a withdrawal level equal to eighty and one-half percent (80.5%) of the Initial Storage Inventory each winter. Monthly withdrawal percentages are identified in the table below. The remaining inventory of nineteen and one-half percent (19.5%) will be reserved and said levels will be in place (on paper)


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on April 1. This reserve, hereto referred to as Storage Reserve, shall be a logical (contractual) position in the Counterparty's Storage Account. Manager shall manage all withdrawal levels within the operating guidelines of the pipeline ratchet requirements.

During the Months of November through March, Manager shall invoice the Counterparty a ratable daily amount of Baseload Gas over the respective month according to the following schedule, including appropriate storage withdrawal charges as reflected in Exhibit E:



       MONTH                               PERCENTAGE OF INITIAL STORAGE INVENTORY TO BE WITHDRAWN
      November                                                       7 %
      December                                                      18 %
      January                                                      28.5 %
      February                                                      20 %
       March                                                         7 %


STORAGE INJECTIONS

Counterparty Storage Account levels shall be at ninety five (95%) by November 1 of each year, and is defined as "Initial Storage Inventory".

The "Summer Refill Quantity" shall be defined at eighty and one half percent (80.5%) of the Initial Storage Inventory.

Seventy five (75%) of the Summer Refill Quantity shall be billed to Counterparty on a ratable monthly basis (1/7) during the period April 1 through October 31, herein referred to as "Initial Storage Refill". The prices for each Month's Gas shall be determined by the same method as for Baseload Gas, using the prices set forth in the Inside F.E.R.C. Gas Market Report, plus applicable transportation fees and injection fees, both commodity and fuel. Twenty five percent (25%) of the Summer Refill Quantity shall be billed in any one, or number of, summer months but always remaining within the monthly pipeline tariff requirements. Manager shall notify Counterparty within five (5) business days of the following month of any additional storage quantity to be billed (in excess of the Initial Storage Refill) to be billed in that respective month to the Counterparty's Storage Account or, if directed by Counterparty, to be billed on a monthly prorated basis to any remaining months of the respective summer injection period (April through October). For example, additional storage quantity in excess of the Initial Storage Refill in July could be billed (if requested by Counterparty) in four (4) equal installments for invoices rendered for July, August, September and October.

                                    ARTICLE V
            MANAGEMENT OF CAPACITY RELEASE AGREEMENTS AND EQUIVALENT
                               NATURE OF SERVICES

                         5.01 Compliance with Agreements

Manager and Counterparty shall comply with all terms and provisions of the agreements released to Manager and all pertinent statutes, rules, orders, Tariffs and regulations with respect thereto. For purposes of this Agreement, Manager's rights under the Capacity Release shall include, without limitation, the injection of Gas into the Storage Services, the withdrawal of Gas from the Storage Services the transportation of Gas to and from all applicable receipt and Delivery Points and any other use which Manager sees fit, provided such use is allowable under the applicable statutes, rules, Tariffs, orders and regulations.

                              5.02 Indemnifications

Subject to Section 15.05 of this Agreement, Manager shall indemnify
Counterparty and hold Counterparty harmless from all liability and expense on account of Manager's use of rights released under the Capacity Assignment, including, without limitation, any violation or breach by Manager of the agreements released, applicable Tariffs or pertinent statutes, rules, orders and regulations, to the extent that such liability or expense is not the result of Counterparty negligence or willful misconduct.

                                 5.03 Management

Manager shall manage the transferred Counterparty Storage Inventory and Capacity Release in a prudent manner consistent with all applicable Tariffs and the operational requirements detailed on Exhibit Q.

                            5.04 Quality of Services

Manager shall provide Gas delivered to the Counterparty receipt points on the applicable Transporter up to the volumes and reliability of deliveries that Counterparty would have received had these agreements not been released to Manager, subject to the terms of this Agreement and constraints of applicable Transporter tariffs.

                                5.05 Nominations

Counterparty shall provide to Manager the daily usage forecasts for each upcoming Day, Month and/or season, as applicable by 8:30 am CPT on the previous Day, consistent with the applicable nomination deadlines. The nomination deadline for Baseload Gas is set forth in Exhibit K and the nomination deadlines for Swing Gas and Intra-Day Gas are set forth in Exhibit L. Based on the Counterparty forecasts, Manager shall prioritize, make and confirm all supply contract and pipeline nominations required to effect the delivery of Gas to the applicable Delivery Point(s). All nominations shall be made by verbal agreement via telephonic means or by electronic mail. The

Parties agree to the following procedures in the event the Parties reach verbal agreement regarding the nomination of Gas by Counterparty. Any oral agreement shall be binding unless superseded by a written confirmation, which may be in the form of a telephonic facsimile transmission ("FAX"). The telephones of the Parties may be monitored by recording equipment. The Parties hereby consent to such recordings and any such recordings shall serve as the best evidence of any oral agreement. Upon request by either party, Counterparty and/or Manager shall, send a written confirmation to the other generally in the form of Exhibit P, by Fax or other electronic transmission, reflecting the agreed-upon terms of the particular transaction. The Parties shall resolve any discrepancies in such confirmations as soon as reasonably possible, so they can agree in writing to a confirmation.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

                 6.01 Representations and Warranties of Manager

As a material inducement to entering into this Agreement, Manager represents and warrants to Counterparty as of the date of the execution and delivery of this Agreement and throughout the Term hereof as follows:

     (a) There are no suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority to which Manager is a party that materially adversely affect (1) its ability to perform its obligations under this Agreement, or (2) the rights of Counterparty hereunder.

     (b) Manager is duly organized, validly existing and in good standing under the laws of the State of Georgia, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations under the same, and all regulatory authorizations have been obtained and/or maintained as necessary for it to legally perform its obligations hereunder.

     (c) The making and performance by Manager of this Agreement is within its powers, has been duly authorized by all necessary action on its part, and does not and shall not violate any provisions of its incorporation or other formation, as applicable, or any other of its governing documents, nor shall the making or performance of this Agreement violate (1) any agreement or instrument to which Manager is a party or is bound, (2) any material provisions of any judgment, decree, or judicial order applicable to Manager, (3) any provision of law or any rule, regulation, or administrative order presently in effect and applicable to Manager or its governing documents. To the best of Manager's knowledge and belief, no consents of third parties, whether private, judicial or public, are required under any agreement or instrument to which Manager is a party or is bound; provided however, that if, after the execution hereof, any such third party consents are deemed to be necessary in order to effectuate the purposes and intent of this Agreement, then Manager shall use its best efforts to promptly obtain such consents.

     (d) This Agreement when entered into constitutes a legal, valid and binding act and obligation of Manager, enforceable against it in accordance with its terms, subject to principles of equity and bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally.

     (e) There are no bankruptcy, insolvency, reorganization, receivership or other arrangements or proceedings pending or being contemplated by Manager, or to its knowledge, threatened against Manager.

     (f) It is acting for its own account, has made its own independent decision to enter into this Agreement (including any confirmation accepted in accordance with Section 5.05) and as to whether this Agreement (including any confirmation accepted in accordance with Section 5.05) is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement (including any confirmation accepted in accordance with Section 5.05).

     (g) It is a "forward contract merchant" within the meaning of the United States Bankruptcy Code.

     (h) It has entered into this Agreement (including each confirmation accepted in accordance with Section 5.05) in connection with the conduct of its business and it has the capacity or ability to make or take delivery of all Gas referred to herein.

     (i) The material economic terms of this Agreement (and each confirmation accepted in accordance with Section 5.05) have been subject to individual negotiation by the Parties.

               6.02 Representations and Warranties of Counterparty

As a material inducement to entering into this Agreement, Counterparty represents and warrants to Manager as of the date of execution and delivery of this Agreement and throughout the Term hereof as follows:

     (a) There are no suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority to which Counterparty is a party that materially adversely affect (1) its ability to perform its obligations under this Agreement, or (2) the rights of Manager hereunder.

     (b) Counterparty is duly organized, validly existing and in good standing under the laws of the State of Virginia, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations under the same, and all regulatory authorizations have been obtained and/or maintained as necessary for it to legally perform its obligations hereunder.

     (c) The making and performance by Counterparty of this Agreement is within its powers, has been duly authorized by all necessary action on its part, and does not and shall not violate any provisions of its incorporation, bylaws or any other of its governing documents, nor shall the making or performance of this Agreement violate (1) any agreement or instrument to which Counterparty is a party or is bound,
          (2) any material provisions of any judgment, decree or judicial order, statute, rule or regulation applicable to Counterparty, (3) any provision of law or any rule, regulation, or administrative order (including, without limitation, any applicable state or federal Tariffs or service certificates), presently in effect and applicable to Counterparty or its governing documents. To the best of Counterparty's knowledge and belief, no consents of third parties, whether private, judicial or public, are required under any agreement or instrument to which Counterparty is a party or is bound; other than consents that may be required from the Service Providers, which consents, to the extent required, Counterparty shall pursue the obtaining of with reasonable diligence from the appropriate parties; provided however, that if, after the execution hereof, any other third party consents are deemed to be necessary in order to effectuate the purposes and intent of this Agreement, then Counterparty shall use its best efforts to promptly obtain such consents.

     (d) This Agreement when entered into constitutes a legal, valid and binding act and obligation of Counterparty, enforceable against it in accordance with its terms, subject to principles of equity and bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally.

     (e) There are no bankruptcy, insolvency, reorganization, receivership or other arrangements or proceedings pending or being contemplated by Counterparty, or to its knowledge, threatened against Counterparty.

     (f) Counterparty is the contract owner of the contracts listed in Exhibit A, those contracts are in full force and effect, have the termination and notice dates listed in Exhibit A, and Counterparty is not aware of any claims assertable under those contracts by any party to such agreements or otherwise that would materially and adversely affect the performance of Counterparty's obligations thereunder or hereunder or Manager's rights and obligations hereunder.

     (g) It is acting for its own account, has made its own independent decision to enter into this Agreement (including any confirmation accepted in accordance with Section 5.05) and as to whether this Agreement (including any confirmation accepted in accordance with Section 5.05) is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, Conditions and risks of this Agreement (including any confirmation accepted in accordance with Section 5.05).

     (h) It is a "forward contract merchant" within the meaning of the United States Bankruptcy Code.

     (i) It has entered into this Agreement (including any confirmation accepted in accordance with Section 5.05) in connection with the conduct of its business and it has the capacity or ability to make or take delivery of all Gas referred to herein.

     (j) The material economic terms of this Agreement (and each confirmation accepted in accordance with Section 5.05) have been subject to individual negotiation by the Parties.

                                   ARTICLE VII
                          FEES AND OTHER CONSIDERATION

                    7.01 Reimbursement of Reservation Charges

Each Month during the term of this Agreement, Counterparty shall reimburse Manager, as provided herein, by payment in immediately available funds for one hundred percent (100%) of the aggregate total of the reservation charges and reservation surcharges, attributable to the Capacity Release during the applicable Month, calculated on the basis of the contract rates paid to the Service Providers by Manager. Manager shall remit to Counterparty any and all pipeline refunds associated with the Capacity Release as set forth in Section 2.03.

                          7.02 Supporting Documentation

Manager shall furnish Counterparty with copies of the pertinent invoices and statements from the Service Providers, along with supporting documentation and calculations, setting forth the amount Counterparty is required to pay to Manager in accordance with Section 7.01 no later than four (4) Business Days prior to the applicable payment due date to the Service Providers. Counterparty's payment to Manager in accordance with Section 7.01 shall be deemed timely if made by wire transfer no later than two o'clock (2:00) p.m. Central Prevailing Time on the Business Day prior to each payment due date or three (3) Business Days after receipt of the invoices and statements, whichever is later.

                              7.03 Utilization Fees

During the term hereof, Manager shall pay to Counterparty a Utilization Fee as defined in Exhibit F (the "UTILIZATION FEE").

On April 1, 2005 and April 1, 2006, Counterparty shall have the option to advise Manager for succeeding Contract year that it wishes as a price re-opener to utilize a profit sharing methodology in place of the fixed payment schedule provided herein. The Parties shall meet in good faith and attempt to agree on a profit sharing methodology by June 1, 2005 and June 1,

2006 respectively. In the absence of agreement on profit sharing, the fixed price payment provided herein shall remain in effect.

                       7.04 Invoicing and Payments for Gas

The Parties shall invoice each other for Gas sold to the other Party, whether that Gas is Firm sales service pursuant to Section 4.01 or Summer Refill Quantity pursuant to Section 4.02. Invoices shall be rendered each Month for Gas delivered (or in the case of Summer Refill Quantity, deemed to be delivered) in the preceding Month, and for any other applicable charges (such as injection fees), providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity is not known by the billing date, billing shall be prepared based on the quantity of Gas scheduled to be delivered. The invoice shall then be adjusted to the actual quantity on the following Month's billing, or as soon thereafter as actual information is available. Each Party shall remit the invoiced amount on the later of (a) the twenty-fifth (25th ) day of the Month after delivery or (b) ten (10) days after the invoice date. If the amount of an invoice is disputed in good faith, the Party shall pay the undisputed portion. Interest on late payments of undisputed amounts shall accrue at the rate of the then effective prime rate of interest published under "Money Rate" by the Wall Street Journal, plus two percent (2%) per annum from the due date until the date of payment. Payment shall be in immediately available funds to the bank accounts set forth in this Agreement. The Parties agree to discharge mutual debts and payment obligations due and owing to each other whether arising under this Agreement or any other agreement, but limited to natural gas transactions only, between the Parties through netting. Therefore, all amounts owed by one Party to the other Party during any given month arising from natural gas transactions shall be netted against the amount owed by the other Party under such transactions. The Party owing the greater amount shall pay the difference to the other Party and notify the other Party of the amount netted using the invoice and payment procedures described herein.

                                   7.05 Audit

Counterparty and its outside accountants shall have the right, upon reasonable notice and at reasonable times during normal business hours, to enter Manager's offices and inspect and copy Manager's records and books of account, but only to the extent necessary to audit any statement provided to Counterparty by Manager, and to assure that amounts paid or billed to Counterparty are correct in all respects. Manager and its outside accountants shall have the right, upon reasonable notice and at reasonable times during normal business hours, to enter Counterparty's offices and inspect and copy Counterparty's records and books of account, but only to the extent necessary to audit any statement provided to Manager by Counterparty, and to assure that amounts paid or billed to Manager are correct in all respects. Each Party shall bear all the costs of performing its audit. Such right to audit shall be available for the terms of this Agreement and for two (2) years thereafter. All audits shall be on a confidential basis and shall require the execution of a confidentiality agreement prior to commencement.

                                  ARTICLE VIII
                            FINANCIAL RESPONSIBILITY

                            8.01 Financial Assurances

Prior to the commencement of performance, or at any time during the term of this Agreement, either Party may require the other to provide financial information reasonably needed to ascertain the other Party's ability to pay for Gas to be received under this Agreement or to meet any other obligation which may accrue, including without limitation the obligation to pay damages in the event of failure to perform. If either Party's creditworthiness becomes unsatisfactory in this regard, then the dissatisfied party (the "UNSECURED PARTY") may require assurance of the other Party's ability to pay or require different terms of payment. The Unsecured Party may suspend deliveries or receipts hereunder or terminate this Agreement if, in the sole opinion of the Unsecured Party, the other Party fails to deliver the requested credit information or assurance of its ability to pay within two (2) Business Days of such request. Such assurance may, at the option of the Unsecured Party, include
(i) the required posting of letter of Credit (acceptable to the Unsecured Party and the issuing bank); (ii) cash prepayments; (iii) corporate guaranty or (iv) other security acceptable to the Unsecured Party.

                                  8.02 Guaranty

Within five (5) Days of the execution of this Agreement, Counterparty shall provide Manager with a guaranty (the "Guaranty") from RGC Resources (the "Guarantor") substantially in the form attached hereto as Exhibit O. Additionally, within five (5) Days of the execution of this Agreement, Manager shall provide Counterparty with a guaranty (the "Guaranty") from AGL Resources (the "Guarantor") substantially in the form attached hereto as Exhibit O.

                                   ARTICLE IX
                       TERM, DEFAULT, CURE AND TERMINATION

                                    9.01 Term

This Agreement shall be effective as of November 1, 2004 and shall continue through and including October 31, 2007 (the "TERM"). This Agreement may be renewed for twelve (12) months at the end of the Term, when both Parties notify the other in writing at least ninety (90) days before the end of the Term of its intent to renew. This Agreement shall terminate upon any date on which any federal or state statute, regulation, order or judicial decision renders this Agreement, or the Agreements comprising the Capacity Release, illegal, null or void. This Agreement may be terminated before the expiration of the Term upon either a Manager Default or a Counterparty Default, as defined herein. Termination prior to the expiration of the Term shall be effected by a written notice from the terminating Party, stating the reason for the termination, including, if applicable, the failure of the other Party to cure within the applicable period, and the effective date of termination.

                            9.02 Breach and Remedies

     (a) Unless such failure is the result of Force Majeure or the failure or negligence of Counterparty, each of the following shall be deemed a Manager Default:

          (i) The failure of Manager to comply with the material terms and conditions of the Agreements, as disclosed and released to Manager under the Capacity Release;

          (ii) The failure of Manager to pay any undisputed amounts due any Service Provider under the Capacity Release and such failure continues for a period of ten (10) days after Manager receives written notice of same;

          (iii) Manager's engaging in one or more of the following acts: (a) an assignment or any general arrangement for the benefit of its creditors, (b) the filing of a petition or other commencement, authorization or acquiescence in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or (c) the inability of Manager to pay its debts when due (a "MANAGER BANKRUPTCY DEFAULT");

          (iv) Any material inaccuracy in any representation or warranty of Manager set forth in this Agreement, and such inaccuracy is not remedied within thirty (30) days of Manager's receipt of a written notice from Counterparty describing the particulars of such inaccuracy in reasonable detail;

          (v) The failure of Manager to perform any material covenant or obligation in this Agreement, other than those specified in clauses (i) through (iv) or through (ix), and such failure is not remedied within ten (10) days of Manager's receipt of a written notice from Counterparty describing the particulars of such failure in reasonable detail;

          (vi) The failure of Manager to provide Firm sales service as provided in Article IV;

          (vii) The failure of Manager to provide Counterparty with financial information requested pursuant to Section 8.01 or requested collateral pursuant to Section 8.02, in each case, in an amount and form acceptable to Counterparty.

     (b) The occurrence of any of the following with respect to Counterparty or the Guarantor shall be deemed a Counterparty Default:

          (i) The failure to pay undisputed amounts due Manager herein, and such failure continues for a period of ten (10) days after receipt of written notice of same;

          (ii) Engaging in one or more of the following acts (a) an assignment or any general arrangement for the benefit of its creditors, (b) the filing of a petition or other commencement, authorization or acquiescence in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or
               (c) the inability to pay its debts when due (a "COUNTERPARTY BANKRUPTCY DEFAULT");

          (iii) Any material inaccuracy in any representation or warranty set forth in this Agreement or the Guaranty, and such inaccuracy is not remedied within thirty (30) days of receipt of a written notice describing the particulars of such inaccuracy in reasonable detail;

          (iv) The failure to perform any material covenant or obligation in this Agreement or Guaranty (other than those specified in clauses
               (i) through (iii) and (v) through (ix)), and such failure is not remedied with ten (10) days of receipt of a written notice from Manager describing the particulars of such failure in reasonable detail; or

          (v) The failure to obtain, within a reasonable time, the necessary consents from Service Providers specified in Section 6.02 (c).

          (vi) The failure to provide Manager with financial information requested pursuant to Section 8.01 or requested collateral pursuant to Section 8.02, in each case, in an amount and form acceptable to Manager.

         (vii) The failure to provide Manager with the Guaranty as set forth in
               Section 8.02 herein.

        (viii) The failure of the Guaranty to be in full force and effect for purposes of this Agreement (other than in accordance with its terms) prior to the satisfaction of all obligations of Counterparty without the written consent of Manager.

          (ix) The Guarantor repudiates, disaffirms, disclaims or rejects, in whole or in part, or challenges the validity of the Guaranty.

     (c) Remedies for Manager Defaults or Counterparty Defaults, as applicable, shall be as follows:

          (i) For a Manager Bankruptcy Default or a Counterparty Bankruptcy Default, automatic and immediate termination of this Agreement subject to and in accordance with Sections 9.02(d), 9.02(e) and 9.04; and

          (ii) For all other Defaults, termination of this Agreement, termination of the Capacity Release, transfers of inventory and releases set forth in Articles II and III and reversion of those transfers and releases to Counterparty on twenty-four (24) hours notice, subject to and in accordance with Sections 9.02(d), 9.02(e) and 9.04, and

          (iii) If, for any reason other than Force Majeure, Manager fails to deliver the volume of Gas nominated by Counterparty on any Day during the Term of this Agreement, then Manager shall pay to Counterparty an amount equal to (w) the cost, per MMBtu, of obtaining Gas or its equivalent using reasonable methods under the circumstances then prevailing, less (x) the cost, per MMBtu, of Baseload Gas or Swing Gas (whichever is less), times (y) the undelivered volume, plus (z) transportation costs and pipeline penalties if applicable. In addition, in the event of such an unexcused failure to deliver Gas to Counterparty, Manager shall refund to Counterparty one hundred percent (100%) of the reservation charges and reservation surcharges that Counterparty pays to Manager in accordance with Section 7.01 of this Agreement to the extent, and only to the extent, that such reservation charges and reservation surcharges are attributable to that portion of the volume of Gas that Manager fails to deliver.

          (iv) With respect to liquidated damages provided for in this Section, it is expressly stipulated by the Parties that the actual amount of any damages would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique needs and requirements of Counterparty, the uncertainties of the Gas market and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a fair and reasonable estimate by the Parties of such damages. The liquidated damages provided for in this Section are not intended to compensate either Party for penalties that may be imposed pursuant to Section 15.09.

     (d) In the event of a termination of this Agreement pursuant to Section 9.02(c)(i) or (ii), in addition to any other remedies available hereunder or pursuant to applicable law, the non-defaulting Party shall have the right, exercisable in its sole discretion, to withhold or suspend deliveries or receipts hereunder or to (i) terminate all agreements between the Parties (each a "Terminated Transaction"), and determine the Settlement Amount (as defined below) of each such Terminated Transaction and (ii) set off, at the election of the non-defaulting Party, any other amounts owed by the defaulting Party to the non-defaulting Party so that all such amounts are netted to a single liquidated amount payable immediately by one Party to the other. Notwithstanding the foregoing, in the event the non-defaulting Party is unable to terminate the Terminated Transactions during any bankruptcy, insolvency or reorganization proceeding, all such Terminated Transactions shall be deemed to have automatically terminated as of the Business Day immediately preceding the Day on which the non-defaulting Party became subject to such proceeding. "Settlement Amount" shall mean, with respect to one or more Terminated

          Transactions and the non-defaulting Party, an amount determined on the basis of not less than one (1) nor more than the average of three (3) quotations obtained by the non-defaulting Party from dealers or other industry participants recognized in the industry as being knowledgeable in this type of transaction ("Reference Market Makers") for an amount, if any, that shall be payable to the non-defaulting Party by the defaulting Party (expressed hereunder as a positive number but by the Reference Market Maker as a negative number) or payable by the non-defaulting Party to the defaulting Party (expressed hereunder as a negative number but by the Reference Market Maker as a positive number) as consideration for an agreement between the non-defaulting Party and the Reference Market Maker to enter into a transaction that shall have the effect of preserving for the non-defaulting Party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent). Notwithstanding anything to the contrary herein, the non- defaulting Party shall not be required to enter into any transactions with any dealer(s). Further, the Parties may refer to published prices which are representative of the economic value of this Agreement in lieu of reference to Reference Market Makers upon mutual agreement.

     (e) The remedies specifically provided for in this Section 9.02 are cumulative of, and may be exercised without prejudice to, any other remedies (whether at law or in equity) to which either Party may be entitled for any Default hereunder, including, without limitation (i) suit(s) to enforce a Party's right to collect amounts owed it hereunder, or (ii) the exercise of offset rights.

                                 9.03 No Waiver

Termination of this Agreement for any reason shall not operate to waive any right or claim that either Party may have against the other under this Agreement or otherwise.

                           9.04 Winding Up Operations

At the end of the full term of the Agreement, physical gas returned to the control of the Counterparty shall be at ninety five percent (95%) full. Should the counterparty desire to have storage at a level above ninety five percent (95%), the Manager will work with Counterparty and provide on a best efforts basis.

When this Agreement terminates, whether pursuant to Sections 9.02 or 12.04 or due to the expiration of the Term, all Gas physically present in Storage Facilities shall be transferred to Counterparty and the Parties shall reconcile accounts as follows. If the volume of Gas physically present in inventory is less than the volume shown in the Counterparty Storage Accounts, Manager shall provide Counterparty with Gas, at no charge, sufficient to make up the difference between the Gas physically present and the volume shown in Counterparty's Storage Accounts.

The Gas shall be provided by in place transfer at the maximum injection rate, but in all events, the difference shall be made up within thirty (30) days of the date of termination. If the volume of Gas physically present is more than the volume shown in Counterparty Storage Accounts, then Counterparty, at its option, may either purchase the Gas in place, at the Gas Daily price for the applicable area on the date of termination, or require Manager to remove the Gas within thirty (30) days of the date of termination via in place transfer to a third party or withdrawal. The Parties shall work together to avoid any penalties resulting from over-injection or over- withdrawals, and Manager shall be responsible for any such penalties.

                                    ARTICLE X
                                  TITLE TO GAS

                             10.01 Passage of Title

Title to Gas delivered to Counterparty under the provisions of Article IV shall pass from Manager to Counterparty at and when delivered to the Delivery Point. The Party who has title to the Gas at any time shall be deemed to be in control and possession of the Gas, and shall be responsible for any damage or injury caused thereby, and (ii) all charges, expenses, fees, taxes, damages, injuries, and other costs incurred in connection with or attributable to the purchase and handling of Gas.

                             10.02 Warranty of Title

At the time title to Gas passes from one Party to the other, the Party passing title warrants to the other that it has good title to the Gas and that the Gas is free from all liens and adverse claims.

Each Party agrees to indemnify and hold the other Party harmless from, and with respect to, all suits, actions, debts, accounts, damages, costs, losses and expenses (including, but not limited to, reasonable attorneys' fees) arising from or out of any adverse claims of any and all persons with respect to title to Gas passing under this Agreement which attach before title passes to the other Party. Each Party shall give the other notice of any suit, action, debt, account, damage, cost, loss, or expense covered by this Section 10.02 and the Party warranting title shall have the option to assume the defense or settlement, or both, of any such contingency.

                                   ARTICLE XI
                                   ASSIGNMENT

                      11.01 Pledge, Mortgage or Assignment

Either Party may pledge or mortgage this Agreement, the Counterparty
Storage Accounts or the Capacity Release as security for its indebtedness only with the prior written consent of the other Party, such consent not to be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective Parties hereto, and the covenants, conditions, rights and obligations of the Agreement shall run for the full term of this Agreement. No assignment of this Agreement, in whole or in part, shall be made without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld, provided however, either Party may transfer its interest to any affiliate by assignment, merger or otherwise without prior written consent of the other Party as long as such entity has a credit status which, in the non-assigning Party's sole opinion, is at least as sound as that of the assignor. In the event of an assignment of this Agreement, the Counterparty Storage Accounts or the Capacity Release, the assignor shall not be relieved from the performance of its obligations under this Agreement absent a written release issued by the non-assigning Party. Any other assignment of this Agreement, the Counterparty Storage Accounts or the Capacity Release other than those specifically permitted by the foregoing parts of this Section 11.01 shall be null and void unless the written consent of the other Party shall first have been obtained by the assigning Party.

                                   ARTICLE XII
                             GOVERNMENTAL AUTHORITY

          12.01 Agreement Subject to Valid Laws, Rules and Regulations

This Agreement shall be subject to all valid and applicable laws of the United States and to the applicable valid rules, regulations or orders of any regulatory agency or governmental authority having jurisdiction over the Parties or this Agreement. The Parties shall be entitled to regard all applicable laws, rules and regulations (federal, state or local) as valid and may act in accordance therewith until such time as the same may be declared invalid by a final, non-appealable judgment of a court of competent jurisdiction.

                     12.02 Permits, Licenses, Consents, Etc.

Upon execution of this Agreement, each of the Parties agree to seek such certificates, permits, licenses, authorizations and consents (whether from governmental or regulatory agencies, or from private parties) which are deemed reasonably necessary to perform the obligations of each Party under this Agreement.

                            12.03 Regulatory Filings

Upon execution of this Agreement, and from time to time throughout its term, each of the Parties shall make all filings on its own behalf which are required by any regulatory bodies having jurisdiction over this Agreement and, upon request of the other Party, shall promptly provide copies of such filings to the other Party.

                   12.04 Termination Due to Regulatory Changes

Either Party may terminate this Agreement in the event that the FERC, the public service commission regulating Counterparty, or a legislative body changes its statutes, regulations or orders so as (1) to significantly restrict the transactions contemplated in this Agreement, (2) to require Counterparty to assign to its customers portions of the assets included in the Capacity Release, or (3) to significantly and materially modify the nature of the services provided by the Service Providers provided however, that the Parties shall first endeavor to mutually agree on revisions to this Agreement to comply with such regulatory changes. In the event the Parties elect to terminate this Agreement pursuant to this Section 12.04 such termination shall be effected as set forth in Section 9.02(d).

                                  ARTICLE XIII
                                  FORCE MAJEURE

                   13.01 Performance Excused by Force Majeure

If either Party is rendered unable, wholly or in part, by Force Majeure to perform its obligations under this Agreement, other than the obligation to make payments then or subsequently due, it is mutually agreed that performance of the respective obligations of the Parties, so far as they are affected by such Force Majeure, shall be suspended without liability from the inception of any such inability until it is corrected, but for no longer period, In order to suspend by reason of Force Majeure, the Party claiming such inability shall promptly notify the other Party of the full particulars after the occurrence of the event relied on, and promptly correct the inability to the extent it may be corrected through the exercise of reasonable diligence. No Party shall, however, be required against its will to settle any labor disputes. Demand charges shall not be waived due to a Force Majeure event declared by a Party purchasing Gas hereunder.

                                   ARTICLE XIV
                                 CONFIDENTIALITY

                  14.01 Obligation to Maintain Confidentiality

Each Party agrees that the existence of this Agreement may be considered public information and either Party may disclose the fact that it has entered into this Agreement and the general purposes of the Agreement; however, any press releases or other public announcements shall be approved by the other Party before issuance. Furthermore, each Party shall maintain all specific parts and contents of this Agreement in strict confidence and shall not cause or permit disclosure thereof to any third party without the express written consent of the other Party; provided, however, that no specific written consent is required if (i) such information has already become public through no act or omission on the part of either Party, (ii) such disclosure is reasonably required in order to arrange for the Capacity Release and to effectuate the transportation of Gas, or (iii) either Party is required to make such disclosure by order or regulation of any court or agency exercising jurisdiction over the Parties or the subject matter hereof Counterparty reserves the right to disclose this Agreement and the terms hereof if Counterparty determines, in Counterparty's reasonable discretion, that such disclosure to its regulatory commissions is advisable, in which case Counterparty shall use its best efforts to have this Agreement and the terms hereof disclosed only pursuant to an agreement whereby the viewing party or parties agree to maintain the confidentiality of the Agreement and terms hereof. Each Party hereby consents to the disclosure of this Agreement to the outside auditors of the other Party, provided that such auditors agree to maintain the confidentiality of this Agreement. In the event that this Agreement or any of the terms hereof are required to be disclosed pursuant to the provisions of this Section 14.01, the Party who is required to make such disclosure shall as soon as reasonably possible notify the other Party hereto of the requirement of such disclosure and the non-disclosing Party shall be entitle to take all reasonable actions to prevent or to minimize such disclosure if, in the non-disclosing Party's sole reasonable judgment, such disclosure would be materially detrimental to such Party.

                            ARTICLE XV MISCELLANEOUS

                                  15.01 Waiver

No waiver by either Party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or of a different character.

                               15.02 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia without regard to principles of conflicts of law.

                             15.03 Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, supercedes all prior agreements and understandings, whether oral or written, which the Parties may have had in connection herewith, and may not be modified or amended except by written agreement executed by authorized representatives of each of the Parties.

                      15.04 Provisions Found to be Invalid

If any provision of this Agreement is determined to be invalid, illegal or otherwise unenforceable for any reason by a governmental authority or a court of competent Jurisdiction, and in the event that the overriding purpose of this Agreement is frustrated by such determination, then the terms and conditions of this Agreement shall remain in full force and effect to the fullest extent permitted by applicable law. In the event this Agreement remains in full force and effect, the Parties agree to make a good faith effort to replace the affected provisions with amended provisions that comply with the governmental or judicial rulings as aforesaid.

                         15.05 Waiver of Certain Damages

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, NEITHER PARTY SHALL BE
LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY CHARACTER, INCLUDING BUT NOT LIMITED TO LOSS OF USE, LOST PROFITS (PAST AND FUTURE), ADDITIONAL OUT OF POCKET EXPENSES INCURRED BY EITHER PARTY, OR TORT, CONTRACT OR OTHER CLAIMS RESULTING FROM, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY INCIDENT TO ANY ACT OR OMISSION OF EITHER PARTY RELATED TO THE PROVISIONS OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER CLAIMS OR ACTIONS FOR SUCH DAMAGES ARE BASED UPON

CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER
REMEDY AT LAW OR EQUITY.

                          15.06 Measurement and Quality

     (a) Manager and Counterparty shall rely upon measurement by the Transporter at the Delivery Points at pressures in Transporter's pipeline in existence from time-to- time and such measurements shall be corrected to the Unit of Measurement. Manager's deliveries of Gas shall be calculated from the measurements taken at the meter(s) installed, operated and maintained by Transporter at the Delivery Points, and from the heating value determined by the instruments operated by Transporter. Measurement and determination of Gas delivered under the Agreement shall be made in accordance with standard industry practice.

     (b) The Gas to be delivered hereunder shall meet the applicable quality specifications required by each applicable Transporter. Either Party may refuse to accept delivery of any Gas not meeting the quality specifications.

                  15.07 Measurement and Allocation Inaccuracies

Counterparty and Manager recognize the inherent inaccuracies in the measurement and allocation of Gas. Such inaccuracies may at times occur through no fault of Counterparty or Manager such as in the case of allocations after actual deliveries that are the result of measurement inaccuracies, or unpresentable variations in rates of flow at the Delivery Points, and may result in failure to deliver or receive the daily nominated volume (such inaccuracies are hereinafter called "Measurement and Allocation Inaccuracies"). To the extent the actual quantities delivered or received vary from the daily nominated volume due to Measurement and Allocation Inaccuracies, the Parties agree that Counterparty's obligation to purchase and receive and Manager's obligation sell and deliver, insofar as liquidated damages and rights to termination of this Agreement are concerned, shall be deemed to be fulfilled to the extent that, on a daily and monthly basis, such deliveries and receipts are within the applicable Transporter's Tariff for tolerances regarding imbalances to the extent such tolerances do not impose a penalty or similar charge with respect to such imbalances.

             15.08 Transportation to Delivery Points and Downstream

     (a) Manager shall be responsible for arranging for transportation of all Gas purchased and sold to Counterparty hereunder to the Delivery Points and Counterparty shall be responsible for transportation downstream of the Delivery Points.

     (b) In the event that any Transporter requires Manager to provide a ranking of markets to be served by Manager for use by such Transporter in allocating Manager's Gas among such markets in case of under delivery by Manager, or in any other instance of Transporter's inability to deliver all quantities nominated for delivery, Manager shall place deliveries for Counterparty at a level equal to similarly-situated Firm customers in any such ranking; provided, however, that any curtailment of Manager's deliveries of Gas to Counterparty pursuant to such ranking shall not, in and of itself, excuse Manager's obligations under this Agreement, unless due to a Force Majeure event.

                        15.09 Service Provider Penalties

     (a) It is understood that the Gas purchased and sold hereunder shall be transported and stored by third party Service Providers, and each Party hereto has agreed to provide notice to the other Party of quantities of Gas Manager intends to deliver and Counterparty intends to purchase and receive at each Delivery Point. Both Parties shall be obligated to use their best efforts to avoid the imposition by any Service Provider of penalties or other charges, including those for imbalances between receipts and deliveries or for imbalances or deviations from nominated or scheduled quantities. If Manager delivers, or causes to be delivered, for Counterparty's account, at any Delivery Point a quantity of Gas that is greater or less than that scheduled for delivery to, and transportation by, any Service Provider and such variable deliveries cause Counterparty to incur a penalty or other charges as levied by such Service Provider, then Manager shall bear and pay such penalties or other charges, unless such penalty or other charge was incurred due to a specific Counterparty request to Manager. If Counterparty takes, at any Delivery Point, a quantity of Gas that is greater or less than that scheduled for delivery to and transportation by any Service Provider (or, for Columbia Gas Transmission, a quantity which is greater or less than the Balancing Tolerance specified in Section 4.01 and such variable receipts cause Manager to incur a penalty or other charges as levied by such Service Provider, then Counterparty shall bear and pay such penalties or other charges.

     (b) Either Party shall immediately notify the other Party of any notice received from any Service Provider that indicates an imbalance in deliveries exists or is occurring that may give rise to a penalty or other charges. The Parties agree to cooperate immediately to adjust their deliveries as necessary to bring deliveries and receipts into balance with nominated quantities so that any penalties or other charges are avoided or minimized as much as possible.

     (c) Independent of any penalty or charge under 15.09(a), if any Transporter employs a cashout mechanism to resolve imbalances under Counterparty arrangements downstream of the Delivery Points and, despite the Parties' efforts under 15.09(b), an imbalance is incurred and cashed out, any cash-out charges or penalties assessed against Counterparty shall be:

          (i) Counterparty's responsibility where such charges or penalties are caused by Counterparty, and

          (ii) Manager's responsibility where such charges or penalties are caused by Manager.

     (d) In the event that Counterparty receives a cash-out payment from any Transporter associated with over deliveries of Gas under this Agreement, and provided that Counterparty has not previously paid Manager for such over deliveries, Counterparty shall pay Manager the amount so received. In the event that Counterparty must purchase Gas from any Transporter associated with under deliveries of Gas under the Agreement and the price is higher than the price Counterparty would otherwise pay Manager, Manager shall pay Counterparty the positive difference, if any, between the former and latter prices.

                                  15.10 Notices

All notices required to be sent shall be sent to the Parties at the following addresses, telephone numbers and fax numbers:

      To Manager:          Sequent Energy Management, L.P.
                           1200 Smith Street, Suite 900, Houston, TX  77002

                           Notices/Correspondence:
                           Attn: Contract Administration
                           Telephone: 832-397-1700
                           Fax:  832-397-1781

                           Invoices:
                           Attn: Gas Accounting
                           Telephone:       832-397-1700
                           Fax:     832-397-3711

     To Counterparty:      519 Kimball Ave., N.E.
                           Roanoke, VA 24016
                           Telephone:       540-777-3800
                           Fax:     540-777-3957
                           E-MAIL: GAGNETM@ROANOKEGAS.COM

                           Notices/Correspondence:
                           Attn: Michael Gagnet

                           Invoices:
                           Attn: Howard Lyon

                             15.11 Duty to Mitigate

Each Party agrees that it has a duty to mitigate damages and covenants that it shall use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.

                                   15.12 Taxes

Each Party shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with the intent to minimize the imposition of taxes.

                           15.13 Waiver of Jury Trial

Each Party herein waives its respective right to any jury trial with respect to any litigation arising under, or in connection with, this Agreement.

                        15.14 No Third Party Beneficiary

This Agreement shall not be construed to create any third party beneficiary relationship in favor of anyone not a party to this Agreement. In addition, the Parties waive and disclaim any third party beneficiary status as to any of the contracts of the other Party.

                             15.15 Forward Contract

The Parties acknowledge and agree that this Agreement and each transaction document by a confirmation notice in accordance with Section 5.05 constitutes a "forward contract" within the meaning of the United States Bankruptcy Code.

                                   ARTICLE XVI
                       ARBITRATION AND DISPUTE RESOLUTION

                            16.01 Dispute Resolution

In the event of a dispute involving an amount under $1,000,000 or in the event the Parties need to re-negotiate portions of this Agreement due to events described in Section 2.01 but are unable to reach agreement, the matter shall be submitted upon the request of either Party to binding arbitration by one (1) qualified arbitrator who has not been previously employed by either Party or its affiliates, and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. Such arbitrator shall either be mutually selected by the Parties within thirty (30) days after written notice form either Party requesting arbitration, or failing agreement, shall be selected under the expedited rules of the American Arbitration Association ("AAA"). Such arbitration shall be held in alternating location of the home offices of the Parties, beginning with Manager's home office, or in any other mutually agreeable location. The rules of the AAA shall apply to the extent not inconsistent with the rules herein specified. Either Party may initiate arbitration by written notice to the other Party. The arbitration shall be conducted according to the following: (a) not later than seven (7) days prior to the hearing date set by the arbitrator, each Party shall submit a brief with a single proposal for settlement, (b) the hearing shall be conducted on a confidential basis without continuance or adjournment, (c) the arbitrator shall be limited to selecting one (1) of the settlement proposals submitted by the Parties, (d) each Party shall divide equally the cost of the arbitrator and the hearing, (e) each Party shall be responsible for its own costs and those of its counsel and representatives, and (f) evidence concerning the financial position or organizational make-up of the Parties, any offer made or the details of any negotiation prior to arbitration, and the cost to the Parties of their representatives and counsel shall not be permissible. The arbitrated award shall not include any consequential or punitive damages.

                              16.02 Binding Effect

Each Party understands that this Agreement contains an agreement to arbitrate with respect to certain disputes arising under this Agreement. After signing this Agreement, each Party understands that it shall not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision. Instead, each Party agrees to submit such dispute to an impartial arbitrator. Any monetary award of the arbitrator may be enforced by the Party in whose favor such monetary award is made in any court of competent jurisdiction.

IN WITNESS WHEREOF, by execution in duplicate originals, the Parties hereto have caused this Agreement to be effective as of the day and year first above written:

                                    SEQUENT ENERGY MANAGEMENT, L.P.

                                    By: s/Douglas N. Schantz
                                    Title: President
                                    Date: 10/28/04


                                    ROANOKE GAS COMPANY

                                    By: s/John B. Williamson, III
                                    Title President & CEO
                                    Date: 11/03/04

                                LIST OF EXHIBITS


         Exhibit A         Agreements Released
         Exhibit B         Storage Inventory Transferred
         Exhibit C         Indices for Calculating Gas Prices
         Exhibit D         Weighted Average Transportation Variable Costs
         Exhibit E         Weighted Average Storage Variable Costs
         Exhibit F         Utilization Fee
         Exhibit G         Example of Baseload and Swing Gas Price Calculation
         Exhibit H         Example of Storage Injection and Withdrawal Price
                           Calculation
         Exhibit I         Storage Withdrawal Schedule
         Exhibit J         Storage Injection Schedule
         Exhibit K         Dates for Monthly Nomination Deadlines
         Exhibit L         Daily Swing Gas and Intra-Day Nomination Deadlines
         Exhibit M         Daily Balancing Report for Citygate Deliveries
         Exhibit N         Trigger Price Addendum
         Exhibit O         Form of Guaranty
         Exhibit P         Sample Confirmation Notice
         Exhibit Q         RCG Operational Requirements